Exhibit 4(b)(1)

FORM OF 4.070% SENIOR NOTE DUE 2022

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(FACE OF NOTE)

XEROX CORPORATION

4.070% SENIOR NOTE DUE 2022

No. [ ]	$[ ]

CUSIP NO: [ ]
ISIN NO: [ ]

Xerox Corporation, a New York corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $[        ] ([            ] DOLLARS) on March 17, 2022, at the office or agency of the Company referred to below, and to pay interest thereon from March 17, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on March 15 and September 15 of each year, commencing September 15, 2017, at the rate of 4.070% per annum, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Notes from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest, and (to the extent lawful) interest on such Defaulted Interest at the rate borne by the Notes, may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of (and premium, if any), or interest on this Note will be made at the office or agency of the Company maintained for that purpose (which initially will be the office of the Trustee maintained at 101 Barclay Street, 8W, New York, NY 10286), or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register related to this Note. Notwithstanding the foregoing, payment of interest in respect of Notes represented by Global Notes shall be made in accordance with procedures required by the Depositary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [ ]	XEROX CORPORATION

Attest:	By:
Name:		Name:
Title:		Title:

Certificate of Authentication, dated [                    ].

This is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:

(REVERSE OF NOTE)

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its 4.070% Senior Notes due 2022 (herein called the “Notes”), issued under an indenture (herein called the “Indenture”) dated as of December 4, 2009, between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Indenture.

The terms of the Notes include those stated in the Indenture (except as superseded by the terms set forth in the Notes) and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of such terms.

No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

2. Optional Redemption. Except as set forth in this paragraph and in paragraph 3, the Notes are not redeemable.

(a) The Company may, at any time and from time to time, at its option, redeem the Outstanding Notes (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to the applicable redemption date, plus the Make-Whole Premium. The Company shall give not less than 30 nor more than 60 days’ notice of such redemption.

“Make-Whole Premium” with respect to a Note means an amount equal to the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.35%, over (b) the outstanding principal amount of such Note. For the avoidance of doubt, the Make-Whole Premium shall not be less than zero.

“Treasury Rate,” for any date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the date the redemption is effected pursuant to a Specified Redemption (the “Specified Redemption Date”) (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Specified Redemption Date to March 17, 2022; provided, however, that if the period from the Specified Redemption Date to March 17, 2022 is not equal to the constant maturity of a United

States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Specified Redemption Date to March 17, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(b) In the case of any redemption of Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date referred to on the face hereof. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.

(c) In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

(d) In the event that less than all of the Notes are redeemed, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2) if the Notes are not so listed, on a pro rata basis, with adjustments so that only Notes in a minimum of $2,000 aggregate principal amount and integral multiples of $1,000 in excess thereof will be selected.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

(e) The election of the Company to redeem any Notes shall be evidenced by an Officers’ Certificate. In case of any redemption at the election of the Company, the Company shall, at least 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date, the Notes and of the principal amount of such Notes to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed.

(f) For all purposes of the Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

(g) Notice of redemption shall be given in the manner provided for in Section 107 of the Indenture not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price,

(3) the CUSIP, ISIN or similar number,

(4) the name and address of the Paying Agent,

(5) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of a partial redemption, the respective principal amounts) of the particular Notes to be redeemed,

(6) if any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed,

(7) that on the Redemption Date, the Redemption Price (together with accrued interest to the Redemption Date payable as provided in Section 1106 of the Indenture) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and that interest thereon will cease to accrue on and after said date, and

(8) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

3. Offers to Purchase. Upon the occurrence of a Change of Control Repurchase Event, each Holder will have the right to require that the Company purchase all or a portion (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest to, but not including, the date of purchase.

(a) Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee stating:

(1) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase;

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as required by law) (the “Change of Control Payment Date”);

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased;

(4) that the Change of Control Offer is being made pursuant to the terms of this Note and that all Notes properly tendered into the Change of Control Offer and not withdrawn will be accepted for payment; and that the Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by applicable law;

(5) the purchase price (including the amount of accrued interest, if any) for each Note and the date on which the Change of Control Offer expires;

(6) that any Note not tendered for payment will continue to accrue interest in accordance with the terms hereof;

(7) that, unless the Company shall default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(8) that Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 5:00 p.m., New York City time, on the third Business Day prior to the Change of Control Payment Date and must complete the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note;

(9) that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the third Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holders, the principal amount of Notes the Holders delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing his election to have such Notes purchased;

(10) that Holders whose Notes are purchased only in part will be issued Notes of like tenor equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in denominations of $2,000 or integral multiples of $1,000 in excess thereof; and

(11) a description of the circumstances and relevant facts regarding such Change of Control.

(b) On the Change of Control Payment Date, the Company shall (i) accept for payment Notes in denominations of $2,000 or portions thereof in integral multiples of $1,000 in excess thereof validly tendered and not withdrawn pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof validly tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or cause to be transferred by book-entry to such Holders a new Note of like tenor equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. Upon the payment of the purchase price for the Notes accepted for purchase, the Trustee shall cancel the Notes purchased by the Company. Any monies remaining after the purchase of all Notes validly tendered pursuant to a Change of Control Offer shall be returned within three (3) Business Days by the Paying Agent to the Company. The Company shall publicly announce the results of the Change of Control Offer as soon as practicable following the Change of Control Payment Date.

(c) The Company is not required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Note applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms of this Note the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Note by virtue thereof.

(e) Definitions.

(1) “Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the Notes are rated below Investment Grade by each of the Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

(2) “Change of Control” means the occurrence of one or more of the following events:

(a) any “person,” including its affiliates and associates, other than the Company, its Subsidiaries or the Company’s or such Subsidiaries’ employee benefit plans, or any “group” files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the

“beneficial owner” of 50% or more of the combined voting power of the Company’s Capital Stock or other Capital Stock into which the Company’s Common Stock is reclassified or changed, with certain exceptions having ordinary power to elect directors, or has the power to, directly or indirectly, elect managers, trustees or a majority of the members of the Company’s Board of Directors;

(b) there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Common Stock would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger;

(c) the Company is dissolved or liquidated; or

(d) the first day on which a majority of the Company’s Board of Directors are not Continuing Directors.

For purposes of this Change of Control definition:

“person” or “group” has the meaning given to it for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture; and

the number of shares of the Company’s Voting Stock outstanding will be deemed to include, in addition to all outstanding shares of the Company’s Voting Stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the Change of Control determination is being made, all unissued shares deemed to be held by all other persons.

(3) “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

(4) “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

(5) “Fitch” means Fitch Ratings Ltd.

(6) “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P or Fitch (or its equivalent under any successor rating categories of S&P and Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

(7) “Moody’s” means Moody’s Investors Service Inc.

(8) “Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

(9) “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

(10) “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

4. Defaults and Remedies. If an Event of Default occurs and is continuing, the principal of and premium, if any, on all of the Outstanding Notes of this series, plus all accrued and unpaid interest, if any, to and including the date the Notes are paid, may be declared due and payable in the manner and with the effect provided in the Indenture.

5. Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire Indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

6. Amendment and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults or Events of Default under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

In addition to items (1) through (6) of Section 902 of the Indenture, no such indenture or waiver (including a waiver pursuant to Section 513 of the Indenture) shall, without the consent of the Holder of each Outstanding Note affected thereby:

(7) after the Company’s obligation to purchase Notes arises hereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Repurchase Event or, after such Change of Control Repurchase Event has occurred, modify any of the provisions or definitions with respect thereto; provided, that for purposes of this clause (7), a Change of Control Repurchase Event shall not be deemed to have occurred upon the entering into or execution of any agreement or instrument notwithstanding that the consummation of the transactions contemplated by such agreement or instrument would result in a Change of Control Repurchase Event as defined herein if such agreement or instrument expressly provides that it shall be a condition to closing thereunder that the Holders of the Notes shall have waived the Change of Control Repurchase Event on or prior to such closing unless and until such conditions is waived by the parties to such agreement or instrument or the Change of Control Repurchase Event has actually occurred.

7. Denominations, Transfers and Exchanges. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the applicable Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company, maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

8. Persons Deemed Owners. Prior to and at the time of due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

9. Unclaimed Money. If money deposited with the Trustee or any applicable agent for the payment of principal of, premium, if any, or interest on, the Notes remains unclaimed for two years, the Trustee and such paying agent shall return the money to the Company. After that, Holders entitled to the money must look to the Company for payment unless applicable abandoned property law designates another Person and all liability of the Trustee and such paying agent shall cease. Other than as set forth in this paragraph, the Notes and the Indenture, respectively, do not provide for any periods for the escheatment of the payment of principal of, premium, if any, or interest on the Notes.

10. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Xerox Corporation, 201 Merrit 7, Norwalk, Connecticut 06851, Attention: Chief Financial Officer.

ASSIGNMENT FORM

If you, the Holder, want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for such agent.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to the Change of Control Offer, check the box:  ☐

If you wish to have a portion of this Note purchased by the Company pursuant to the Change of Control Offer, state the amount:

$
Date:	Your signature:
(Sign exactly as your name appears on the other side of this Note)

By:
NOTICE: To be executed by an executive officer
Signature Guarantee: